Exhibit 99

Investor Contact:	David Morimoto	Media Contact: Wayne Kirihara
	SVP & Treasurer	SVP - Corporate Communications
	(808) 544-3627	(808) 544-3687
	david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS

$10.8 MILLION NET INCOME

HONOLULU, HI, July 26, 2012 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the second quarter of 2012 of $10.8 million, or $0.26 per diluted share, compared to net income in the second quarter of 2011 of $8.2 million, or $0.20 per diluted share, and net income in the first quarter of 2012 of $13.5 million, or $0.32 per diluted share.

“We are pleased to report another profitable quarter and remain on track with our continued efforts to improve our asset quality,” said John C. Dean, President and Chief Executive Officer.  “With a meaningful reduction in our nonperforming assets, the improvement in our credit risk profile allowed us to once again reduce our allowance for loan and lease losses, which contributed significantly to our profitable quarter.”

Significant Highlights and Second Quarter Results

▪                  Reported sixth consecutive profitable quarter since the company’s recapitalization with net income of $10.8 million, compared to net income of $13.5 million in the first quarter of 2012.

▪                  For the fifth consecutive quarter, the Company did not incur credit costs as it reduced its allowance for loan and lease losses (ALLL) by an amount greater than net foreclosed asset expense, write-downs of loans held for sale and changes to the reserve for unfunded commitments.  The reduction in the ALLL resulted in a credit to the provision for loan and lease losses of $6.6 million, compared to a credit of $5.0 million for the first quarter of 2012.

▪                  Reduced nonperforming assets by $35.3 million to $170.3 million at June 30, 2012 from $205.6 million at March 31, 2012.

▪                  The ALLL, as a percentage of total loans and leases, decreased to 4.94% at June 30, 2012, compared to 5.49% at March 31, 2012.  In addition, the Company had an ALLL, as a percentage of nonperforming assets, of 60.95% at June 30, 2012, compared to 55.61% at March 31, 2012.

▪                  Increased the loans and leases portfolio by $18.4 million to $2.10 billion at June 30, 2012, compared to $2.08 billion at March 31, 2012.

Central Pacific Financial Corp. Reports $10.8 Million Net Income

July 26, 2012

▪                  Increased total deposits by $54.5 million to $3.56 billion at June 30, 2012, compared to $3.51 billion at March 31, 2012.

▪                  Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 23.04%, 24.32%, and 14.12%, respectively, as of June 30, 2012, compared to 22.83%, 24.13%, and 14.03%, respectively, as of March 31, 2012.  The Company’s capital ratios continue to exceed the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights

Net interest income for the second quarter of 2012 was $30.3 million, compared to $29.0 million in the year-ago quarter and $30.5 million in the first quarter of 2012.  Net interest margin was 3.17%, compared to 3.04% in the year-ago quarter and 3.23% in the first quarter of 2012. The improvement in both net interest income and the net interest margin from the year-ago quarter reflects the deployment of the Company’s excess liquidity into higher yielding investment securities.  The sequential quarter decrease was primarily due to lower yields on the Company’s interest-earning assets compared to the first quarter of 2012.

The provision for loan and lease losses for the second quarter of 2012 was a credit of $6.6 million, compared to a credit of $8.8 million in the year-ago quarter and a credit of $5.0 million in the first quarter of 2012.  The credit to the provision for loan and lease losses was the result of an overall improvement in the Company’s credit risk profile, as evidenced by the previously mentioned decrease in nonperforming assets, and continued improvement in the historical quarterly charge-off data used to calculate the ALLL.

Other operating income for the second quarter of 2012 totaled $13.6 million, compared to $10.9 million in the year-ago quarter and $13.2 million in the first quarter of 2012. The increase from the year-ago quarter was primarily due to higher gains on sales of residential mortgage loans of $2.4 million, higher unrealized gains on outstanding interest rate locks of $0.7 million and higher rental income from foreclosed properties of $0.6 million, partially offset by the recognition of a $0.3 million gain on the sale of investment securities in the second quarter of 2011. The sequential quarter increase was primarily due to higher unrealized gains on outstanding interest rate locks of $0.4 million, higher gains on sales of residential mortgage loans of $0.4 million and higher income from bank-owned life insurance of $0.4 million, partially offset by lower rental income from foreclosed properties of $0.6 million.

Other operating expense for the second quarter of 2012 totaled $39.7 million, compared to $40.5 million in the year-ago quarter and $35.2 million in the first quarter of 2012.  The decrease from the year-ago quarter was primarily due to a lower provision for repurchased residential mortgage loans of $3.1 million, lower net credit-related charges (which includes changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense) of $0.9 million and lower FDIC insurance expense of $0.6 million, partially offset by higher salaries and employee benefits of $2.2 million, an accrual totaling $1.8 million related to a legal proceeding against the Company and higher amortization expense of $1.4 million.  The sequential quarter increase was primarily attributable to the aforementioned legal accrual of $1.8 million, higher amortization expense of $1.3 million, higher net credit-related charges of $1.1 million and higher salaries and employee benefits of $1.0 million, partially offset by a lower provision for repurchased residential mortgage loans of $1.4 million.

The efficiency ratio for the second quarter of 2012 was 80.41% (excluding foreclosed asset expense of $2.6 million and amortization expense related to certain intangible assets totaling $1.6 million), compared to 95.35% in the year-ago quarter (excluding foreclosed asset income of $1.2 million, write-downs of loans held for sale of $3.1 million, and amortization expense related to certain intangible assets totaling $0.7 million) and 74.99% (excluding write-downs of loans held for sale of $1.8 million, foreclosed asset income of $0.1 million, and amortization expense related to certain intangible assets totaling $0.7 million) in the first quarter of 2012.

The Company continues to recognize a full valuation allowance against its net deferred tax assets and did not record any income tax benefit or expense during the second quarter of 2012.

Central Pacific Financial Corp. Reports $10.8 Million Net Income

July 26, 2012

Balance Sheet Highlights

Total assets at June 30, 2012 of $4.23 billion increased by $95.3 million and $68.8 million from June 30, 2011 and March 31, 2012, respectively.

Total loans and leases at June 30, 2012 of $2.10 billion increased by $54.4 million and $18.4 million from June 30, 2011 and March 31, 2012, respectively.  The increase in total loans and leases from the first quarter of 2012 was primarily due to an increase in the residential mortgage and commercial loan portfolios of $65.7 million and $10.7 million, respectively, partially offset by a decrease in the construction and development and commercial mortgage loan portfolios of $41.1 million and $16.3 million, respectively.

Total deposits at June 30, 2012 were $3.56 billion, compared to $3.23 billion and $3.51 billion at June 30, 2011 and March 31, 2012, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $2.88 billion at June 30, 2012.  This represents an increase of $168.4 million from a year ago and an increase of $5.8 million from March 31, 2012.  Changes in total deposits during the quarter included an increase in time deposits, interest-bearing demand deposits, non-interest bearing demand deposits, savings and money market deposits of $35.6 million, $15.9 million, $2.4 million and $0.7 million, respectively.

Total shareholders’ equity was $480.5 million at June 30, 2012, compared to $423.8 million and $467.5 million at June 30, 2011 and March 31, 2012, respectively.

Asset Quality

Nonperforming assets at June 30, 2012 totaled $170.3 million, or 4.03% of total assets, compared to $205.6 million, or 4.94% of total assets at March 31, 2012.  The sequential-quarter decrease reflects net decreases in Hawaii construction and development assets totaling $16.1 million, Mainland construction and development assets totaling $8.6 million, Hawaii residential mortgage assets totaling $5.7 million, Hawaii commercial mortgage assets totaling $3.5 million, Hawaii commercial assets totaling $0.9 million and Mainland commercial mortgage assets totaling $0.4 million.

Loans delinquent for 90 days or more still accruing interest totaled $0.5 million at June 30, 2012, compared to $0.2 million at March 31, 2012.  In addition, loans delinquent for 30 days or more still accruing interest totaled $3.8 million at June 30, 2012, compared to $6.2 million at March 31, 2012.

Net charge-offs in the second quarter of 2012 totaled $3.9 million, compared to $2.3 million in the year-ago quarter and $2.8 million in the first quarter of 2012.

The ALLL, as a percentage of total loans and leases, was 4.94% at June 30, 2012, compared to 5.49% at March 31, 2012.  The ALLL, as a percentage of nonperforming assets, was 60.95% at June 30, 2012, compared to 55.61% at March 31, 2012.

Capital Levels

At June 30, 2012, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 23.04%, 24.32%, and 14.12%, respectively, compared to 22.83%, 24.13%, and 14.03%, respectively, at March 31, 2012.  The Company’s capital ratios continue to exceed the minimum levels required by both the Memorandum of Understanding between the bank and its regulators and the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures

This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.  Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Central Pacific Financial Corp. Reports $10.8 Million Net Income

July 26, 2012

Conference Call

The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company’s website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-317-6789.  A playback of the call will be available through August 27, 2012 by dialing 1-877-344-7529 (passcode: 10015868) and on the Company’s website.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.2 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches and 117 ATMs in the state of Hawaii, as of June 30, 2012.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements

This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “expects”, “anticipates”, “forecasts”, “intends”, “hopes”, “should”, “estimates” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with all of the requirements of, the Memorandum of Understanding with the Federal Deposit Insurance Corporation (“FDIC”) and the Hawaii Division of Financial Institutions (“DFI”), effective May 5, 2011, the Written Agreement with the Federal Reserve Bank of San Francisco and DFI, dated July 2, 2010, and any further regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and recurring weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, further deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including the continued destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

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CENTRAL PACIFIC FINANCIAL CORP.  AND SUBSIDIARIES

Financial Highlights - June 30, 2012

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2012	2011	2012	2011

INCOME STATEMENT
Net income	$10,812	$8,211	$24,290	$12,850
Per common share data:
Basic earnings per share (after preferred stock dividends, accretion of discount, and conversion of preferred stock to common stock)	0.26	0.20	0.58	3.22
Diluted earnings per share (after preferred stock dividends, accretion of discount, and conversion of preferred stock to common stock)	0.26	0.20	0.58	3.15

PERFORMANCE RATIOS
Return on average assets (1)	1.04%	0.81%	1.18%	0.64%
Return on average shareholders’ equity (1)	9.12	8.08	10.37	8.48
Net income to average tangible shareholders’ equity (1)	9.48	8.52	10.80	9.12
Efficiency ratio (2)	80.41	95.35	77.71	88.47
Net interest margin (1)	3.17	3.04	3.20	3.04

			June 30,
REGULATORY CAPITAL RATIOS			2012	2011
Central Pacific Financial Corp.
Tier 1 risk-based capital			23.04%	22.48%
Total risk-based capital			24.32	23.80
Leverage capital			14.12	13.13

Central Pacific Bank
Tier 1 risk-based capital			21.89%	21.12
Total risk-based capital			23.18	22.44
Leverage capital			13.43	12.34

			June 30,		%
			2012	2011	Change
BALANCE SHEET
Total assets			$4,227,070	$4,131,733	2.3%
Loans and leases			2,101,163	2,046,747	2.7
Net loans and leases			1,997,349	1,879,813	6.3
Deposits			3,562,317	3,230,320	10.3
Total shareholders’ equity			480,513	423,782	13.4
Book value per common share			11.48	10.15	13.1
Tangible book value per common share			11.08	9.66	14.7
Market value per common share			14.12	14.00	0.9
Tangible common equity ratio (3)			11.02%	9.81%	12.3

CENTRAL PACIFIC FINANCIAL CORP.  AND SUBSIDIARIES

Financial Highlights - June 30, 2012

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(in thousands, except per share data)	2012	2011	Change	2012	2011	Change

SELECTED AVERAGE BALANCES
Total assets	$4,163,033	$4,047,121	2.9%	$4,132,725	$4,008,923	3.1%
Interest-earning assets	3,858,276	3,832,767	0.7	3,829,764	3,796,625	0.9
Loans and leases, including loans held for sale	2,121,045	2,094,555	1.3	2,108,477	2,141,816	(1.6)
Other real estate	51,378	49,122	4.6	54,829	53,728	2.0
Deposits	3,500,162	3,153,668	11.0	3,469,797	3,122,730	11.1
Interest-bearing liabilities	2,855,941	2,901,431	(1.6)	2,841,025	2,946,656	(3.6)
Total shareholders’ equity	474,041	406,381	16.6	468,297	303,078	54.5

	June 30,		%
	2012	2011	Change

NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)	$120,949	$206,485	(41.4)%
Other real estate	49,379	42,863	15.2
Total nonperforming assets	170,328	249,348	(31.7)
Loans delinquent for 90 days or more (still accruing interest)	505	4	12525.0
Restructured loans (still accruing interest)	9,193	1,813	407.1
Total nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest)	$180,026	$251,165	(28.3)

	Three Months Ended		%	Six Months Ended		%
	June 30,		Change	June 30,		Change
	2012	2011		2012	2011

Loan charge-offs	$5,925	$6,194	(4.3)%	$9,887	$24,325	(59.4)%
Recoveries	2,047	3,902	(47.5)	3,228	8,764	(63.2)
Net loan charge-offs	$3,878	$2,292	69.2	$6,659	$15,561	(57.2)
Net loan charge-offs to average loans (1)	0.73%	0.44%		0.63%	1.45%

CENTRAL PACIFIC FINANCIAL CORP.  AND SUBSIDIARIES

Financial Highlights - June 30, 2012

(Unaudited)

	June 30,
	2012	2011
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale	5.67%	9.98%
Nonperforming assets to total assets	4.03	6.03
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total loans and leases, loans held for sale & other real estate	8.25	11.89
Allowance for loan and lease losses to total loans and leases	4.94	8.16
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	85.83	80.85

(1)   Annualized

(2)   The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company’s GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).  See Reconciliation of Non-GAAP Financial Measures.

(3)   The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company’s  GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders’ equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less intangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011

Efficiency Ratio

Total operating expenses as a percentage of net operating revenue	89.98%	80.40%	101.86%
Amortization of other intangible assets	(3.67)	(1.64)	(1.81)
Foreclosed asset expense	(5.90)	0.24	3.07
Write down of assets	-	(4.01)	(7.77)

Efficiency ratio	80.41%	74.99%	95.35%

	Six Months Ended	Six Months Ended
	June 30, 2012	June 30, 2011

Total operating expenses as a percentage of net operating revenue	85.21%	96.98%
Amortization of other intangible assets	(2.66)	(1.78)
Foreclosed asset expense	(2.84)	(0.95)
Write down of assets	(2.00)	(5.78)

Efficiency ratio	77.71%	88.47%

Tangible Common Equity Ratio	June 30, 2012	June 30, 2011

Total shareholders’ equity	$480,513	$423,782
Less: Other intangible assets	(16,715)	(20,490)

Tangible common equity	463,798	403,292

Total assets	4,227,070	4,131,733
Less: Other intangible assets	(16,715)	(20,490)

Tangible assets	4,210,355	4,111,243

Tangible common equity / Tangible assets	11.02%	9.81%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	March 31,	June 30,
(In thousands, except share data)	2012	2012	2011

ASSETS
Cash and due from banks	$72,967	$69,873	$68,986
Interest-bearing deposits in other banks	100,544	57,661	384,477
Investment securities:
Available for sale	1,632,524	1,645,952	1,400,380
Held to maturity (fair value of $495 at June 30, 2012, $718 at March 31, 2012 and $1,631 at June 30, 2011)	487	704	1,578
Total investment securities	1,633,011	1,646,656	1,401,958

Loans held for sale	30,831	20,459	22,290
Loans and leases	2,101,163	2,082,752	2,046,747
Less allowance for loan and lease losses	103,814	114,322	166,934
Net loans and leases	1,997,349	1,968,430	1,879,813

Premises and equipment, net	50,195	50,389	54,702
Accrued interest receivable	12,596	12,217	11,711
Investment in unconsolidated subsidiaries	11,538	11,839	13,477
Other real estate	49,379	52,725	42,863
Mortgage servicing rights	22,985	23,110	23,036
Other intangible assets	16,715	18,334	20,490
Bank-owned life insurance	145,940	145,060	142,980
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	34,223	32,738	16,153
Total assets	$4,227,070	$4,158,288	$4,131,733

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$769,010	$766,595	$687,468
Interest-bearing demand	626,613	610,743	521,047
Savings and money market	1,161,066	1,160,415	1,115,339
Time	1,005,628	970,050	906,466
Total deposits	3,562,317	3,507,803	3,230,320

Short-term borrowings	-	-	1,385
Long-tem debt	108,289	108,294	409,076
Other liabilities	65,982	64,751	57,178
Total liabilities	3,736,588	3,680,848	3,697,959

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding none at June 30, 2012, March 31, 2012 and June 30, 2011	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 41,867,892 shares at June 30, 2012, 41,747,020 shares at March 31, 2012 and 41,738,830 shares at June 30, 2011	784,512	784,574	784,207
Surplus	67,933	67,561	64,350
Accumulated deficit	(372,558)	(383,370)	(420,569)
Accumulated other comprehensive income (loss)	626	(1,299)	(4,206)
Total shareholders’ equity	480,513	467,466	423,782
Non-controlling interest	9,969	9,974	9,992
Total equity	490,482	477,440	433,774

Total liabilities and equity	$4,227,070	$4,158,288	$4,131,733

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands, except per share data)	2012	2012	2011	2012	2011

Interest income:
Interest and fees on loans and leases	$24,393	$25,008	$26,464	$49,401	$55,030
Interest and dividends on investment securities:
Taxable interest	7,589	7,614	7,241	15,203	12,462
Tax-exempt interest	446	197	179	643	363
Dividends	4	3	-	7	3
Interest on deposits in other banks	47	81	300	128	689

Total interest income	32,479	32,903	34,184	65,382	68,547

Interest expense:
Interest on deposits:
Demand	89	86	161	175	293
Savings and money market	252	299	500	551	1,232
Time	962	1,073	1,902	2,035	4,279
Interest on short-term borrowings	-	-	-	-	204
Interest on long-term debt	917	943	2,642	1,860	5,359

Total interest expense	2,220	2,401	5,205	4,621	11,367

Net interest income	30,259	30,502	28,979	60,761	57,180
Provision (credit) for loan and lease losses	(6,630)	(4,990)	(8,784)	(11,620)	(10,359)

Net interest income after provision for loan and lease losses	36,889	35,492	37,763	72,381	67,539

Other operating income:
Service charges on deposit accounts	2,273	2,316	2,449	4,589	5,063
Other service charges and fees	4,156	4,421	4,444	8,577	8,502
Income from fiduciary activities	642	626	739	1,268	1,500
Equity in earnings of unconsolidated subsidiaries	169	46	38	215	165
Fees on foreign exchange	192	90	149	282	286
Investment securities gains	-	-	261	-	261
Income from bank-owned life insurance	942	591	980	1,533	2,170
Loan placement fees	193	240	82	433	184
Net gains on sales of residential loans	3,394	2,977	1,005	6,371	3,203
Other	1,653	1,925	790	3,578	2,103

Total other operating income	13,614	13,232	10,937	26,846	23,437

Other operating expense:
Salaries and employee benefits	17,629	16,626	15,442	34,255	30,475
Net occupancy	3,264	3,266	3,410	6,530	6,768
Equipment	1,021	957	1,154	1,978	2,284
Amortization of other intangible assets	3,031	1,761	1,629	4,792	3,176
Communication expense	816	854	922	1,670	1,803
Legal and professional services	3,806	4,057	4,023	7,863	6,740
Computer software expense	958	935	929	1,893	1,812
Advertising expense	857	869	830	1,726	1,666
Foreclosed asset expense	2,602	(107)	(1,222)	2,495	763
Write down of assets	-	1,759	3,090	1,759	4,655
Other	5,707	4,269	10,282	9,976	17,984

Total other operating expense	39,691	35,246	40,489	74,937	78,126

Income before income taxes	10,812	13,478	8,211	24,290	12,850
Income tax expense	-	-	-	-	-
Net income	$10,812	$13,478	$8,211	$24,290	$12,850

Per common share data:
Basic earnings per share	$0.26	$0.32	$0.20	$0.58	$3.22
Diluted earnings per share	0.26	0.32	0.20	0.58	3.15

Basic weighted average shares outstanding	41,717	41,631	40,700	41,674	30,059
Diluted weighted average shares outstanding	41,959	41,839	41,078	41,959	30,733

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Six Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2012			June 30, 2011			June 30, 2012			June 30, 2011
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$77,385	0.25%	$47	$471,173	0.26%	$300	$103,860	0.25%	$128	$544,153	0.26%	$689
Taxable investment securities, excluding valuation allowance	1,555,361	1.95	7,593	1,205,762	2.40	7,241	1,533,916	1.98	15,210	1,049,131	2.38	12,465
Tax-exempt investment securities, excluding valuation allowance	55,688	4.93	686	12,480	8.92	276	34,714	5.70	989	12,728	8.79	559
Loans and leases, including loans held for sale	2,121,045	4.62	24,393	2,094,555	5.06	26,464	2,108,477	4.70	49,401	2,141,816	5.17	55,030
Federal Home Loan Bank stock	48,797	-	-	48,797	-	-	48,797	-	-	48,797	-	-
Total interest earning assets	3,858,276	3.40	32,719	3,832,767	3.58	34,281	3,829,764	3.44	65,728	3,796,625	3.64	68,743
Nonearning assets	304,757			214,354			302,961			212,298
Total assets	$4,163,033			$4,047,121			$4,132,725			$4,008,923

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$614,480	0.06%	$89	$535,057	0.12%	$161	$592,242	0.06%	$175	$532,246	0.11%	$293
Savings and money market deposits	1,158,955	0.09	252	1,113,800	0.18	500	1,152,396	0.10	551	1,110,691	0.22	1,232
Time deposits under $100,000	331,866	0.62	509	402,721	1.03	1,037	338,137	0.65	1,086	421,984	1.15	2,403
Time deposits $100,000 and over	642,349	0.28	453	438,971	0.79	865	646,929	0.30	949	386,860	0.98	1,876
Short-term borrowings	-	-	-	1,730	-	-	6	0.76	0	70,338	0.59	204
Long-term debt	108,291	3.41	917	409,152	2.59	2,642	111,315	3.36	1,860	424,537	2.55	5,359
Total interest-bearing liabilities	2,855,941	0.31	2,220	2,901,431	0.72	5,205	2,841,025	0.33	4,621	2,946,656	0.78	11,367
Noninterest-bearing deposits	752,512			663,119			740,093			670,949
Other liabilities	70,567			66,195			73,335			78,242
Total liabilities	3,679,020			3,630,745			3,654,453			3,695,847
Shareholders’ equity	474,041			406,381			468,297			303,078
Non-controlling interest	9,972			9,995			9,975			9,998
Total equity	484,013			416,376			478,272			313,076
Total liabilities & equity	$4,163,033			$4,047,121			$4,132,725			$4,008,923

Net interest income			$30,499			$29,076			$61,107			$57,376

Net interest margin		3.17%			3.04%			3.20%			3.04%